Sticker to Prospectus

The Prospectus for ICON Oil & Gas Fund-A L.P. (“Fund-A”) consists of (1) this sticker, (2) the Prospectus, dated July 10, 2012, (3) the Supplement No. 1, dated October 15, 2012, and (4) this Supplement No. 2, dated December 21, 2012, which (i) contains information related to the current status of the offering, (ii) updates certain information relating to compensation paid to certain affiliates of Fund-A and certain non-affiliates, and (iii) updates information regarding the officers of Fund-A’s managing general partner, ICON Oil & Gas GP, LLC.

Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-177051-03

ICON OIL & GAS FUND-A L.P.

SUPPLEMENT NO. 2
DATED DECEMBER 21, 2012

TO PROSPECTUS DATED
JULY 10, 2012

Summary

ICON Oil & Gas Fund-A L.P. (“Fund-A”) is providing you with this Supplement No. 2, dated December 21, 2012 (this “Supplement No. 2”), to update the Prospectus, dated July 10, 2012 (the “Prospectus”), as amended by Supplement No. 1, dated October 15, 2012 (“Supplement No. 1”).  The information in this Supplement No. 2 supplements, modifies and supersedes some of the information contained in the Prospectus, as amended by Supplement No. 1.  This Supplement No. 2 forms a part of, and must be accompanied or preceded by, the Prospectus and Supplement No. 1.

The primary purposes of this Supplement No. 2 are to:

•	Describe the current status of the offering;

•	Update certain information relating to compensation paid to certain affiliates of Fund-A and certain non-affiliates; and

•	Update information regarding the officers of ICON Oil & Gas GP, LLC (the “Managing GP”).

Current Status of the Offering

Fund-A has not conducted its initial closing as it has not yet raised $2,000,000, the minimum offering amount.  Until Fund-A achieves its minimum offering amount, subscribers will not be admitted as limited partners and/or investor general partners, as applicable.

Compensation Paid to Certain Affiliates and Certain Non-Affiliates

Through December 21, 2012, Fund-A has not paid and/or accrued any sales commissions to third parties or underwriting fees to affiliated parties as it has not yet raised the minimum offering amount.  Through December 21, 2012, organizational and offering expenses in the amount of $1,559,645 were paid by the parent of the Managing GP on behalf of Fund-A. Organizational and offering expenses will be paid on behalf of Fund-A until Fund-A achieves it minimum offering amount, following which, such expenses already paid, as well as ongoing organizational and offering expenses, will be incurred and paid by Fund-A.  These fees and expense reimbursements are described on pages 48 through 50 of the Prospectus.

Directors, Executive Officers and Key Personnel of the Managing GP

Effective December 14, 2012, Joel S. Kress is no longer Senior Managing Director of the Managing GP, and no longer serves on Fund-A’s Disclosure Committee.

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